Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2018 Results

ATLANTA, July 26, 2018 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2018.
“Our third quarter results reflected continued growth in revenue and a substantial increase in net income,” said Allan P. Merrill, President and CEO of Beazer Homes. “Housing demand remains strong across our markets, driven by rising consumer confidence, steady job growth, improving wage growth and a limited supply of for-sale homes. These positive tailwinds have allowed us to balance the impact of rising mortgage rates and cost pressures for land, labor and materials."
“As we approach the end of our fiscal year, we are positioned to achieve our multi-year ‘2B-10’ goal as well as our planned reduction in leverage. Looking into fiscal 2019, we remain optimistic about the fundamentals for our industry. With incremental contributions from the recently acquired Venture Homes communities, we expect to generate strong growth in revenue, net income and return on assets while improving the efficiency of our balance sheet.”
Beazer Homes Fiscal Third Quarter 2018 Highlights and Comparison to Fiscal Third Quarter 2017

•	Net income from continuing operations of $13.4 million, up 88.8%. Earnings per share was $0.41, up 86.4%

•	Adjusted EBITDA of $46.6 million, up 5.3%

•	Homebuilding revenue of $507.0 million, up 7.3%, on a slight increase in home closings to 1,391 and a 7.0% increase in average selling price to $364.5 thousand

•	Homebuilding gross margin was 16.4%, down 30 basis points. Excluding impairments, abandonments and interest amortized, homebuilding gross margin was 20.8%, down 50 basis points

•	SG&A as a percentage of total revenue was 12.1%, down 30 basis points

•	Unit orders of 1,450, down 9.1% on a 10.3% decrease in sales/community/month to 3.1 and a 1.3% increase in average community count to 157

•	Dollar value of backlog of $920.7 million, up 7.1%

•	Unrestricted cash at quarter end was $136.3 million
Profitability. Net income from continuing operations was $13.4 million, an increase of $6.3 million from the third quarter of fiscal 2017. Diluted earnings per share was $0.41, which was up 86.4% from the same period last year. Third quarter Adjusted EBITDA of $46.6 million was up $2.4 million, or 5.3%, compared to the same period last year.
Orders. Net new orders for the third quarter decreased 9.1% from the prior year. The drop in net new orders was driven by a decrease in the absorption rate to 3.1 sales per community per month, down from a strong 3.4 the previous year, but in line with third quarter absorptions throughout the upturn. The cancellation rate was 18.6%.
Homebuilding Revenue. Third quarter closings of 1,391 homes were 0.3% above the level achieved in the same period last year. Combined with a 7.0% increase in the average selling price to $364.5 thousand, homebuilding revenue rose 7.3% over the prior year to $507.0 million.
Backlog. The dollar value of homes in backlog as of June 30, 2018 increased 7.1% to $920.7 million, or 2,371 homes, which compared to $859.9 million, or 2,444 homes, at the same time last year. The average selling price of homes in backlog rose 10.4% year over year to $388.3 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and interest amortized) was 20.8% for the third quarter, down 50 basis points from the same period in fiscal 2017. Our results last year included approximately 30 basis points of warranty related benefits.

SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 12.1% for the quarter, an improvement of 30 basis points compared to the prior year.
Liquidity. The Company ended the quarter with approximately $336.3 million of available liquidity, including $136.3 million of unrestricted cash and $200.0 million available on its secured revolving credit facility.
Gatherings
The Company continued to make progress with its Gatherings rollout during the third quarter of fiscal 2018. In Orlando’s Gatherings at Lake Nona, building one was completed and delivered its first closings in early July, while construction continued on building two. In addition to Lake Nona, projects are underway in Dallas, Nashville, and Atlanta. The Company continues to review a large pipeline of potential communities spread across its geographic footprint and expects to see Gatherings acquisition activity accelerate into fiscal 2019.

Venture Homes Acquisition
As previously disclosed, the Company acquired Venture Homes, a leading private homebuilder in the metropolitan Atlanta area. In the cash transaction, which closed on July 13, Beazer purchased more than 1,000 lots spread across 9 active communities and 18 future communities, which are being integrated into the Company’s existing operations in Atlanta. With nearly 500 homes closed during the trailing 12 months, the combined operation ranks among the top 10 builders in the market. Looking forward, the acquisition is expected to be accretive to both earnings per share and return on assets in fiscal 2019.

Summary results for the three and nine months ended June 30, 2018 are as follows:

	Three Months Ended June 30,
	2018	2017	Change*
New home orders, net of cancellations	1,450	1,595	(9.1)%
Orders per community per month	3.1	3.4	(10.3)%
Average active community count	157	155	1.3%
Actual community count at quarter-end	158	154	2.6%
Cancellation rates	18.6%	16.9%	170 bps

Total home closings	1,391	1,387	0.3%
Average selling price (ASP) from closings (in thousands)	$364.5	$340.6	7.0%
Homebuilding revenue (in millions)	$507.0	$472.4	7.3%
Homebuilding gross margin	16.4%	16.7%	-30 bps
Homebuilding gross margin, excluding impairments and abandonments and interest amortized to cost of sales	20.8%	21.3%	-50 bps

Income from continuing operations before income taxes (in millions)	$17.7	$12.9	$4.8
Expense from income taxes (in millions)	$4.3	$5.7	$(1.5)
Income from continuing operations (in millions)	$13.4	$7.1	$6.3
Basic income per share from continuing operations	$0.42	$0.22	$0.20
Diluted income per share from continuing operations	$0.41	$0.22	$0.19

Income from continuing operations before income taxes (in millions)	$17.7	$12.9	$4.8
Inventory impairments and abandonments (in millions)	$0.2	$0.5	$(0.3)
Income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$17.9	$13.3	$4.5

Net income	$13.4	$7.1	$6.3
Net income excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)*+	$13.5	$7.4	$6.1

Land and land development spending (in millions)	$155.5	$103.8	$51.7

Adjusted EBITDA (in millions)	$46.6	$44.3	$2.4
LTM Adjusted EBITDA (in millions)	$191.4	$167.9	$23.6
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment was tax-effected at annualized effective tax rates of 26.7% and 36.7% for the three months ended June 30, 2018 and June 30, 2017, respectively.
“LTM” indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2018	2017	Change*
New home orders, net of cancellations	4,239	4,149	2.2%
LTM orders per community per month	3.0	2.9	3.4%
Cancellation rates	17.2%	17.9%	-70 bps

Total home closings	3,723	3,621	2.8%
ASP from closings (in thousands)	$353.4	$339.8	4.0%
Homebuilding revenue (in millions)	$1,315.8	$1,230.4	6.9%
Homebuilding gross margin	16.5%	16.2%	30 bps
Homebuilding gross margin, excluding impairments and abandonments and interest amortized to cost of sales	21.0%	20.9%	10 bps

Income (loss) from continuing operations before income taxes (in millions)	$7.9	$(3.0)	$10.9
Expense (benefit) from income taxes (in millions)	$113.4	$(1.3)	$114.6
Loss from continuing operations (in millions)*	$(105.5)	$(1.7)	$(103.8)
Basic and diluted loss per share from continuing operations	$(3.29)	$(0.05)	$(3.24)

Income (loss) from continuing operations before income taxes (in millions)	$7.9	$(3.0)	$10.9
Loss on debt extinguishment (in millions)	$25.9	$15.6	$10.3
Inventory impairments and abandonments (in millions)	$0.2	$0.8	$(0.6)
Write-off of deposit on legacy land investment	$—	$2.7	$(2.7)
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments and write-off of deposit before income taxes (in millions)	$33.9	$16.0	$17.9

Net loss	$(106.0)	$(1.8)	$(104.1)
Net income excluding loss on debt extinguishment, inventory impairments and abandonments and write-off of deposit (in millions)*+	$27.9	$10.3	$17.6

Land and land development spending (in millions)	$440.6	$309.9	$130.7

Adjusted EBITDA (in millions)	$114.6	$101.9	$12.7
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment was tax-effected at annualized effective tax rates of 26.7% and 36.7% for the nine months ended June 30, 2018 and June 30, 2017, respectively.

As of June 30, 2018

	As of June 30,
	2018	2017	Change
Backlog units	2,371	2,444	(3.0)%
Dollar value of backlog (in millions)	$920.7	$859.9	7.1%
ASP in backlog (in thousands)	$388.3	$351.8	10.4%
Land and lots controlled	22,524	22,481	0.2%

Conference Call
The Company will hold a conference call on July 26, 2018 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, enter the passcode “7072668.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-446-5473 (for international callers, dial 203-369-1147) and enter the passcode “3740” (available until 11:59 p.m. ET on August 2, 2018), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.
Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.
This press release contains forward-looking statements, including guidance concerning the remainder of fiscal 2018 and expectations regarding our performance in fiscal 2019, as well as expectations regarding Gatherings acquisition activity and the impact of the Venture Homes acquisition. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, disruption in the availability of mortgage financing, the recent change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act, the Dodd-Frank Act and the tax benefits associated with purchasing and owning a home); (ix) changes in existing tax laws or enacted corporate income tax rates, including pursuant to the Tax Cuts and Jobs Act; (x) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (xi) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) estimates related to the potential recoverability of our deferred tax assets; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvi) the results of litigation or government proceedings and fulfillment of any related obligations; (xvii) the impact of construction defect and home warranty claims; (xviii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xix) the performance of our unconsolidated entities and our unconsolidated entity partners; (xx) the impact of information technology failures or data security breaches; (xxi) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; (xxii) the impact on homebuilding in key markets of governmental regulations limiting the availability of water; (xxiii) the failure to realize the anticipated benefits of the acquisition of Venture Homes within the time period currently expected (or at all) for any reason; or (xxiv) the risk that the integration of Venture Homes’ operations into our own will be materially delayed or will be more costly or difficult than expected.
Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors that may impact the accuracy of the forward-looking statements in this release emerge from time-to-time, and it is not possible for management to predict all such factors. Please refer to the risk factors described in our most recent annual report on Form 10-K for a more detailed discussion of risks that may affect our business.
CONTACT: Beazer Homes USA, Inc.
David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Total revenue	$511,521	$478,588	$1,339,188	$1,243,297
Home construction and land sales expenses	428,109	399,675	1,119,870	1,043,041
Inventory impairments and abandonments	168	470	168	752
Gross profit	83,244	78,443	219,150	199,504
Commissions	19,535	18,773	51,225	48,728
General and administrative expenses	42,473	40,794	120,610	117,282
Depreciation and amortization	3,656	3,307	9,229	9,139
Operating income	17,580	15,569	38,086	24,355
Equity in income of unconsolidated entities	147	158	302	213
Loss on extinguishment of debt	—	—	(25,904)	(15,563)
Other expense, net	(30)	(2,871)	(4,628)	(12,007)
Income (loss) from continuing operations before income taxes	17,697	12,856	7,856	(3,002)
Expense (benefit) from income taxes	4,268	5,742	113,386	(1,262)
Income (loss) from continuing operations	13,429	7,114	(105,530)	(1,740)
(Loss) income from discontinued operations, net of tax	(20)	9	(450)	(101)
Net income (loss) and comprehensive income (loss)	$13,409	$7,123	$(105,980)	$(1,841)
Weighted average number of shares:
Basic	32,147	31,971	32,113	31,944
Diluted	32,726	32,375	32,113	31,944
Basic earnings (loss) per share:
Continuing operations	$0.42	$0.22	$(3.29)	$(0.05)
Discontinued operations	—	—	(0.01)	—
Total	$0.42	$0.22	$(3.30)	$(0.05)
Diluted income (loss) per share:
Continuing operations	$0.41	$0.22	$(3.29)	$(0.05)
Discontinued operations	—	—	(0.01)	—
Total	$0.41	$0.22	$(3.30)	$(0.05)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2018	2017	2018	2017
Capitalized interest in inventory, beginning of period	$149,034	$146,916	$139,203	$138,108
Interest incurred	25,803	26,243	76,850	79,812
Interest expense not qualified for capitalization and included as other expense	(205)	(2,934)	(5,290)	(12,232)
Capitalized interest amortized to home construction and land sales expenses	(22,450)	(21,895)	(58,581)	(57,358)
Capitalized interest in inventory, end of period	$152,182	$148,330	$152,182	$148,330

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2018	September 30, 2017
ASSETS
Cash and cash equivalents	$136,298	$292,147
Restricted cash	12,167	12,462
Accounts receivable (net of allowance of $392 and $330, respectively)	28,005	36,323
Income tax receivable	119	88
Owned Inventory	1,767,983	1,542,807
Investments in unconsolidated entities	4,237	3,994
Deferred tax assets, net	195,145	307,896
Property and equipment, net	22,212	17,566
Other assets	10,861	7,712
Total assets	$2,177,027	$2,220,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$143,135	$103,484
Other liabilities	124,722	107,659
Total debt (net of premium of $2,833 and $3,413, respectively, and debt issuance costs of $15,170 and $14,800, respectively)	1,326,503	1,327,412
Total liabilities	1,594,360	1,538,555
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,678,305 issued and outstanding and 33,515,768 issued and outstanding, respectively)	34	34
Paid-in capital	879,270	873,063
Accumulated deficit	(296,637)	(190,657)
Total stockholders’ equity	582,667	682,440
Total liabilities and stockholders’ equity	$2,177,027	$2,220,995

Inventory Breakdown
Homes under construction	$641,780	$419,312
Development projects in progress	805,619	785,777
Land held for future development	84,813	112,565
Land held for sale	10,128	17,759
Capitalized interest	152,182	139,203
Model homes	73,461	68,191
Total owned inventory	$1,767,983	$1,542,807

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2018	2017	2018	2017
Closings:
West region	701	624	1,879	1,695
East region	299	346	803	849
Southeast region	391	417	1,041	1,077
Total closings	1,391	1,387	3,723	3,621

New orders, net of cancellations:
West region	795	791	2,235	1,941
East region	274	385	854	1,027
Southeast region	381	419	1,150	1,181
Total new orders, net	1,450	1,595	4,239	4,149

			As of June 30,
Backlog units at end of period:			2018	2017
West region			1,235	1,074
East region			464	622
Southeast region			672	748
Total backlog units			2,371	2,444
Dollar value of backlog at end of period (in millions)			$920.7	$859.9

	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2018	2017	2018	2017
Homebuilding revenue:
West region	$241,588	$208,004	$642,505	$564,908
East region	128,880	129,755	318,299	324,284
Southeast region	136,496	134,637	355,029	341,204
Total homebuilding revenue	$506,964	$472,396	$1,315,833	$1,230,396

Revenues:
Homebuilding	$506,964	$472,396	$1,315,833	$1,230,396
Land sales and other	4,557	6,192	23,355	12,901
Total revenues	$511,521	$478,588	$1,339,188	$1,243,297

Gross profit:
Homebuilding	$83,043	$78,662	$217,641	$199,190
Land sales and other	201	(219)	1,509	314
Total gross profit	$83,244	$78,443	$219,150	$199,504

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended June 30,				Nine Months Ended June 30,
	2018		2017		2018		2017
Homebuilding gross profit/margin	$83,043	16.4%	$78,662	16.7%	$217,641	16.5%	$199,190	16.2%
Inventory impairments and abandonments (I&A)	—		—		—		188
Homebuilding gross profit/margin before I&A	83,043	16.4%	78,662	16.7%	217,641	16.5%	199,378	16.2%
Interest amortized to cost of sales	22,441		21,895		58,564		57,358
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$105,484	20.8%	$100,557	21.3%	$276,205	21.0%	$256,736	20.9%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from the prior year, as it provides a more simplified presentation of EBIT, EBITDA and Adjusted EBITDA that excludes certain non-recurring amounts recorded during the periods presented. Management believes that this presentation best reflects the operating characteristics of the Company.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30,(a)
in thousands	2018	2017	2018	2017	2018	2017
Net income (loss)	$13,409	$7,123	$(105,980)	$(1,841)	$(72,326)	$(2,695)
Expense (benefit) from income taxes	4,261	5,740	113,233	(1,332)	117,186	13,083
Interest amortized to home construction and land sales expenses and capitalized interest impaired	22,450	21,895	58,581	57,358	90,043	85,779
Interest expense not qualified for capitalization	205	2,934	5,290	12,232	8,694	18,149
EBIT	40,325	37,692	71,124	66,417	143,597	114,316
Depreciation and amortization and stock-based compensation amortization	6,140	6,117	16,921	16,471	22,623	22,945
EBITDA	46,465	43,809	88,045	82,888	166,220	137,261
Loss on extinguishment of debt	—	—	25,904	15,563	22,971	26,956
Inventory impairments and abandonments (b)	168	470	618	752	2,255	936
Write-off of deposit on legacy land investment	—	—	—	2,700	—	2,700
Adjusted EBITDA	$46,633	$44,279	$114,567	$101,903	$191,446	$167,853

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”